Exhibit 99.1
For Immediate Release
October 9, 2008
GIBRALTAR SELLS POWDER METAL BUSINESS
     BUFFALO, NEW YORK (October 9, 2008) — Gibraltar Industries, Inc. (NASDAQ: ROCK), a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets, today announced it has entered into a definitive agreement to sell its SCM Metal Products subsidiary to an affiliate of Platinum Equity. Terms of the transaction were not disclosed.
     SCM Metal Products, which is reported in Gibraltar’s Processed Metal Products segment, is a manufacturer of metal powders and pastes for powder metallurgy and related applications, with production facilities in Research Triangle Park, North Carolina, and Suzhou, China. The SCM transaction is expected to close in the fourth quarter 2008, subject to regulatory approvals.
     “The SCM sale, together with our recent acquisitions and the divestiture of other non-core assets and businesses, continues to focus our resources and capital on those areas that we believe provide the best strategic fit, improve our growth profile, and will produce the highest returns for our shareholders,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.
     Gibraltar Industries is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets. The company serves customers in a variety of industries in all 50 states and throughout the world. It has approximately 3,500 employees and operates 65 facilities in 25 states, Canada, England, Germany, and Poland. Gibraltar’s common stock is a component of the S&P SmallCap 600 and the Russell 2000® Index.
     Statements in this news release, including but not limited to those regarding the Company’s ability to close the sale of its SCM Metal Products subsidiary in the fourth quarter of 2008, are “forward-looking statements” and subject to risk and uncertainty. Other information contained in this release, other than historical information, should be considered forward-looking and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic, regulatory and political conditions. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by applicable law or regulation.

CONTACT: Kenneth P. Houseknecht, at 716/826-6500, khouseknecht@gibraltar1.com.